Exhibit 10.3

CHANGE OF CONTROL/SEVERANCE AGREEMENT

This CHANGE OF CONTROL/SEVERANCE AGREEMENT (this “Agreement”), dated as of April 16, 2021, is made by and between Waters Corporation (together with all subsidiaries or affiliates hereinafter referred to as the

“Company”) and Amol Chaubal (the “Executive”).

WHEREAS, the Executive has been hired as Senior Vice President and Chief Financial Officer of the Company and is expected to make major contributions to the Company; and

WHEREAS, the Company desires continuity of management; and

WHEREAS, the Executive is willing to render services to the Company subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Termination prior to a Change of Control. If, within nine (9) months prior to a Change of Control (as such term is defined in Section 3(c) below) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, but prior to such Change of Control, the Company terminates the Executive’s employment with the Company for a reason other than Cause (as such term is defined in the Employment Letter Agreement, dated as of [•], 2021, between the Executive and the Company (the “Employment Letter”)), death or Disability (as such term is defined in Section 3(d) below), or the Executive resigns for Good Reason (as such term is defined in the Employment Letter), the Company shall have paid or shall pay, as applicable, to the Executive the Final Compensation (as such term is defined in the Employment Letter), the Prior Year’s Bonus and the Health Payment (as such term is defined in the Employment Letter) in accordance with the terms of the Employment Letter, and, subject to the Executive’s satisfaction of the Release Condition (as such term is defined in Section 3 below):

(a) Cash Payment. (i) Continue to pay to the Executive the Severance Payments (as such term is defined in the Employment Letter) in accordance with the terms of the Employment Letter, and (ii) upon a Change of Control, pay to the Executive a lump sum amount, following the Change of Control in the time period set forth in Section 3, equal to amount by which (A) the sum of (i) twenty-four (24) times his monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve (12) –month period prior to the termination of his employment) and (ii) an amount equal to the amount payable pursuant to the immediately preceding clause (i) times the greater of (x) his target bonus percentage under the Company’s Management Incentive Plan or any successor plan for the year in which the termination of the Executive’s employment occurs or (y) his bonus percentage theretofore accrued thereunder for that year (based on actual performance, as determined in good faith by the Compensation Committee of the Board of Directors of the Company (or its successor) (the “Committee”)) exceeds (B) the aggregate amount of the Severance Payments; and

(b) Benefits. Pay to the Executive a lump sum amount, following a Change of Control in the time period set forth in Section 3, equal to the amount by which (A) the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which the Executive and his dependents were participating immediately prior to the termination of his employment for the twenty-four (24) –month period following the date of the Change of Control, with such lump sum amount payable pursuant to this Section 1(b) to be determined based on the premium rates in effect at the time of the termination of the Executive’s employment exceeds (B) the Health Payment; and

(c) Equity Arrangements. In the event of a termination of employment described in this Section 1, and notwithstanding any contrary provisions of the 2020 Equity Incentive Plan (or any plans that may become the successors to such plan) and any equity incentive agreements (other than performance stock units or any other performance-based awards, as provided for below) entered into between the Company and the Executive pursuant to such plan or plans or otherwise, cause any such outstanding equity awards that are unvested or unexercisable and held by the Executive on the date of such termination of employment to remain outstanding (but not beyond the original expiration dates of such awards that are stock options or stock appreciation rights and such awards shall not otherwise vest or become exercisable except as provided herein) and, subject to a Change of Control occurring within nine (9) months following such date of such termination, to vest or become exercisable, as applicable, upon such Change of Control. To the extent a Change of Control does not occur within such nine (9) -month period, all such equity awards shall terminate at the end of such period. The performance stock units or other performance-based awards that the Executive holds, if any, shall be governed by the applicable award agreement and the 2020 Equity Incentive Plan (or any plans that may become the successors to such plan); and

(d) Qualified Plan Arrangements. On the Change of Control, cause any unvested portion of any qualified or non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters 401(k) Restoration Plan, and the Waters Health Care Reimbursement Plan for Retirees (or any plans that may become the successors to such plans), as applicable, to become immediately vested (subject to applicable law);

provided, however, that any amounts and benefits set forth in this Section 1 shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his employment under any plan, program or agreement entered into with, or sponsored or maintained by, the Company.

(e) No Duplication of Benefits. In no event shall the Executive be entitled to duplication of severance amounts or benefits under this Agreement and the Employment Letter. Amounts that are paid under the Employment Letter and referenced herein shall not again be paid under this Agreement.

2. Termination Following a Change of Control.

If, at any time during a period commencing with a Change of Control and ending eighteen (18) months after such Change of Control, the Company terminates the Executive’s employment for a reason other than Cause, death, or Disability or the Executive terminates employment with the Company for Good Reason, the Company shall pay to the Executive the Final Compensation and the Prior Year’s Bonus in accordance with the terms of the Employment Letter, and, subject to the Executive’s satisfaction of the Release Condition (as such term is defined in Section 3 below):

(a) Cash Payment. Pay to the Executive a lump sum amount, within the time period set forth in Section 3, equal to the sum of (i) twenty-four (24) times his monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve (12) –month period prior to the termination of his employment) and (ii) an amount equal to the amount payable pursuant to the immediately preceding clause (i) times the greater of (x) his target bonus percentage under the Company’s Management Incentive Plan or any successor plan for the year in which the termination of the Executive’s employment occurs or (y) his bonus percentage theretofore accrued thereunder for that year (based on actual performance, as determined in good faith by the Committee); and

(b) Benefits. Pay to the Executive a lump sum amount, following the Executive’s termination of employment in the time period set forth in Section 3, equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which the Executive and his dependents were participating immediately prior to the termination of his employment for the twenty-four (24) –month period following the date of the termination of the Executive’s employment, with such lump sum amount payable pursuant to this Section 2(b) to be determined based on the premium rates in effect at the time of the termination of the Executive’s employment; and

(c) Equity Arrangements. In the event of a termination of employment described in this Section 2 and notwithstanding any contrary provisions of the 2020 Equity Incentive Plan (or any plans that may become the successors to such plan) and any equity incentive agreements (other than performance stock units or any other performance-based awards, as provided for below) entered into between the Company and the Executive pursuant to such plan or plans or otherwise, cause any such outstanding equity awards that are unvested or unexercisable and held by the Executive on the date of such termination of employment to vest or become exercisable, as applicable, upon such termination. The performance stock units or other performance-based awards that the Executive holds, if any, shall be governed by the applicable award agreement and the 2020 Equity Incentive Plan (or any plans that may become the successors to such plan); and

(d) Qualified Plan Arrangements. Cause any unvested portion of any qualified and non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters 401(k) Restoration Plan, and the Waters Health Care Reimbursement Plan for Retirees (or any plans that may become the successors to such plans), as applicable, to become immediately vested (subject to applicable law);

provided, however, that any amounts and benefits set forth in this Section 2 shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his employment under any plan, program or agreement entered into with, or sponsored or maintained by, the Company. For the avoidance of doubt, upon a termination of employment that meets the conditions set forth in Section 2 the Executive shall only be entitled to receive the payments and benefits under this Section 2 and shall not be entitled to receive any payments or benefits under the Employment Letter.

3. General.

(a) Release. Notwithstanding any other provision of this Agreement to the contrary, benefits shall be payable under this Agreement only if the Executive enters into a release of claims (the “Release”) substantially in the form attached hereto as Exhibit A, with such changes only as may be necessary to comply with applicable law at the time of termination of the Executive’s employment, within a period of time not to exceed forty-five (45) days from the date of termination of the Executive’s employment and the Executive does not revoke such Release (the “Release Condition”). Except as otherwise provided in Section 3(f) of this Agreement, any payment under this Agreement to be made in a lump sum shall be paid as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is sixty (60) days following the date the Executive’s employment terminates. Notwithstanding the foregoing, if the date the Executive’s employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code, as amended (“Section 409A”), such lump sum payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if the Executive does not execute the Release within the period specified in this Section 3(a) or if the Executive revokes the executed Release within the time period permitted by law, the Executive will not be entitled to any payments or benefits (including the accelerated vesting of equity and equity-based awards) set forth in this Agreement, any equity and equity-based awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to the Executive, and neither the Company nor any of its affiliates will have any further obligations to the Executive under this Agreement or otherwise.

(b) Termination for Cause. In the event the Executive’s employment with the Company is terminated by the Company for Cause, the Executive’s employment terminates due to death or Disability, or the Executive terminates his employment with the Company other than during the specific time periods set forth in Section 1 or 2, as applicable, or for any reason other than Good Reason, the Executive shall not be entitled to the severance benefits or other considerations described herein by virtue of this Agreement.

(c) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following, provided such occurrence is also a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as those terms are defined in Treasury Regulation Section 1.409A-3(i)(5)(v), (i) the closing of a merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

(d) Definition of Disability. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that the Executive has, for six (6) months consecutive or nonconsecutive in any twelve (12) –month period, been disabled in a manner that seriously interferes with his ability to perform his responsibilities as an employee of the Company. Any refusal by the Executive to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

(e) No Mitigation or Offset. The Executive shall not be required, as a condition of receiving any payments or benefits under this Agreement, to seek or obtain any other employment after termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by the Executive as a result of any employment by another employer.

(f) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) -month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) It is the intent of the parties hereto that the payments under this Agreement comply with (or be exempt from) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(g) Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company. The Company shall require any such successor to assume this Agreement expressly and to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed to be the “Company” for all purposes.

(h) No Employment Agreement; Effect on Other Agreements. Nothing in this Agreement shall create any obligation on the part of the Company or any other person to continue the employment of the Executive, and nothing herein shall affect the Executive’s obligations under any non-competition, confidentiality, option or similar agreement between the Company and the Executive currently in effect or which may be entered into in the future.

(i) Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

(j) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear the cost of its or his, respectively, own legal fees in connection with such dispute.

(k) Governing Law; Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except that any equity or equity-based awards granted to the Executive shall be governed by and construed in accordance with the governing law provisions set forth in the agreements evidencing such awards. This Agreement constitutes the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings, or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. The Executive may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

(l) Section 280G.

(i) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive from the Company, or otherwise, contingent on an event covered by Section 280G(b)(2)(A)(i) of the Code (collectively, the “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 3(m), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive, whichever of the following that results in the greater amount payable to him on an after-tax basis: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax. If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph, to the extent permitted by Section 409A. If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata, to the extent permitted by Section 409A.

(ii) The Company shall engage an independent registered public accounting firm to make all determinations required to be made under this Section 3(m), and shall bear all reasonable expenses with respect thereto. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment (whether or not by reason of payment to the Executive of a Reduced Payment), it shall furnish the Company and Executive with detailed supporting calculations of its determination that no Excise Tax will be imposed with respect to the Transaction Payment. All good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

(m) Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

WATERS CORPORATION

By:	/s/ Udit Batra
Udit Batra
President and Chief Executive Officer

THE EXECUTIVE

By:	/s/ Amol Chaubal
Amol Chaubal